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                                                                    Exhibit 23

                       CONSENT AND REPORT ON SCHEDULE OF
                              INDEPENDENT AUDITORS

The Board of Directors

Lasertechnics, Inc.:


The audits referred to in our report dated February 20, 1998, included the related financial statement schedule as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in the Form 10-KSB. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


We consent to incorporation by reference in the registration statements Nos. 33-42214 and 33-98160 on Form S-8 and No. 333-10665 on Form S-3 of
Lasertechnics, Inc. of our reports dated February 20, 1998, relating to the consolidated balance sheets of Lasertechnics, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule, which reports appear in the December 31, 1997, annual report on Form 10-KSB, as amended.




                                        KPMG Peat Marwick LLP


Dallas, Texas
April 22, 1998